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                                                                       EXHIBIT 5

                                                                November 7, 1994

Board of Directors
Southern National Corporation
500 North Chestnut Street
Lumberton, North Carolina 28358

                         SOUTHERN NATIONAL CORPORATION
                       REGISTRATION STATEMENT ON FORM S-4

Gentlemen:

  We are acting as counsel for Southern National Corporation (the "Company") in connection with its Registration Statement on Form S-4, and any amendments thereto, as filed with the Securities and Exchange Commission (the "Registration Statement"), with respect to shares of Common Stock (the "Shares") to be issued pursuant to a merger with BB&T Financial Corporation.

  In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

  Based upon the foregoing, we are of the opinion that:

    1. The Company is a corporation duly incorporated and validly existing under the laws of the state of North Carolina.

    2. The Shares are legally issued, fully paid and nonassessable.

  We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus included therein.

                                          Very truly yours,

                                          /s/ Hunton & Williams